Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

HERITAGE FINANCIAL CORPORATION

and

VALLEY COMMUNITY BANCSHARES, INC.

Dated as of March 11, 2013

i

3.27	Investment Portfolio	23
3.28	Books and Records	23
3.29	Indemnification	23
3.30	Broker’s Fees	23
3.31	Representations Not Misleading	23

	ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HERITAGE

4.1	Organization, Standing and Power	23
4.2	Capitalization	24
4.3	Authority; No Violation	24
4.4	Consents and Approvals	25
4.5	Reports	25
4.6	Financial Statements	26
4.7	Absence of Changes	27
4.8	Compliance with Applicable Law	27
4.9	Material Contracts; Defaults	28
4.10	State Takeover Laws	28
4.11	Heritage Benefit Plans	28
4.12	Approvals	30
4.13	Heritage Information	30
4.14	Litigation	30
4.15	Labor Matters	30
4.16	Environmental Matters	31
4.17	Loan Matters	31
4.18	Intellectual Property	32
4.19	Transactions with Affiliates	32
4.20	Derivative Instruments and Transactions	32
4.21	Fiduciary Business	32
4.22	Taxes	33
4.23	Community Reinvestment Act Compliance	34
4.24	Title	34
4.25	Representations Not Misleading	34

	ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Valley Conduct of Businesses Prior to the Effective Time	34
5.2	Valley Forbearances	34
5.3	Heritage Conduct of Business Prior to the Effective Time	37
5.4	Heritage Forbearances	38

	ARTICLE VI - ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	38
6.2	Access to Information; Current Information; Attendance at Meetings	40
6.3	Shareholder Meetings	41
6.4	Nasdaq Listing	41
6.5	Employee Matters	42
6.6	Officers’ and Directors’ Insurance; Indemnification	44
6.7	Exemption from Liability Under Section 16(b)	45
6.8	No Solicitation	45
6.9	Notification of Certain Matters	46

6.10	Correction of Information	47
6.11	Certain Policies	47
6.12	System Integration	47
6.13	Coordination; Integration	47
6.14	Tax Matters	47
6.15	Delivery of Agreements	48
6.16	Sale of Partnership Interest	48

	ARTICLE VII - CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligations	48
7.2	Conditions to Obligations of Heritage	48
7.3	Conditions to Obligations of Valley	50

	ARTICLE VIII - TERMINATION AND AMENDMENT

8.1	Termination	51
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Termination Fee	52
8.5	Amendment	53
8.6	Extension; Waiver	53

	ARTICLE IX - GENERAL PROVISIONS

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Notices	53
9.4	Interpretation	54
9.5	Counterparts	54
9.6	Entire Agreement	54
9.7	Governing Law; Jurisdiction	55
9.8	Publicity	55
9.9	Assignment; Third Party Beneficiaries	55
9.10	Specific Performance; Time of the Essence	55
9.11	Disclosure Schedule	55

SIGNATURES		57

INDEX OF DEFINED TERMS

Definition	Section
Acceptable Confidentiality Agreement	6.8(b)
Acquisition Proposal	6.8(e)
Action	3.15
Agreement	Preamble
Articles of Merger	1.2
Bank Merger	1.8
Bank Plan of Merger	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Cancellation Agreement	1.5
Cancelled Shares	1.4(c)
Certificate	1.4(b)
Change in Recommendation	6.8(c)
Closing Date	9.1
Closing	9.1
Code	Recitals
Confidentiality Agreement	6.2(e)
Controlled Group Liability	3.11(b)
Covered Employees	6.5(a)
Department	3.4
Derivative Transaction	3.21(b)
Disclosure Schedule	9.11
Dissenting Shares	1.4(e)
DPC Common Shares	1.4(c)
Effective Time	1.2
Environmental Law	3.17(b)
EPCRS	3.11(b)
ERISA Affiliate	3.11(c)
ERISA	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)
FDIC	3.4
FHLB	3.27
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.17(c)
Heritage	Preamble
Heritage Average Closing Price	1.4(b)
Heritage Benefit Plans	4.11(g)
Heritage Bylaws	4.1(b)
Heritage Charter	4.1(b)
Heritage Common Stock	1.4(a)
Heritage Regulatory Agreement	4.8(b)
Heritage SEC Reports	4.5(b)
HSR Act	3.4
Insurance Amount	6.6(a)
Intellectual Property	3.19(b)
IRS	3.11(a)
Letter of Transmittal	2.3(a)

Liens	3.2(c)
Material Adverse Effect	3.7
Merger Consideration	1.4(b)
Merger	Recitals
Nasdaq	1.4(b)
Non-Compete Agreement	1.4(b)
Parties	Preamble
Partnership	3.2(c)
Permits	3.8(a)
Person	3.2(c)
Previously Disclosed	9.11
Proxy Statement	3.4
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.2(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Secretary of State	1.2
Securities Act	3.2(a)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.8(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Returns	3.23(k)
Taxes	3.23(j)
Termination Agreement	6.5(c)
Termination Fee	8.4(a)
Trust Account Common Shares	1.4(c)
Unduly Burdensome Condition	7.2(e)
Valley	Preamble
Valley Bank Call Reports	3.6(b)
Valley Benefit Plans	6.5(g)
Valley Board Confidential Matters	6.2(d)
Valley Board Recommendation	6.3
Valley Bylaws	3.1(b)
Valley Charter	3.1(b)
Valley Common Stock	1.4(b)
Valley Confidential Information	6.8(a)
Valley Designated Director	1.7
Valley Financial Statements	3.6(a)
Valley Individuals	6.8(a)
Valley Insiders	6.7
Valley Insurance Policies	3.25
Valley Material Contract	3.9(a)
Valley Regulatory Agreement	3.8(b)
Valley Representatives	6.8(a)
Valley Shareholder Approval	3.3(a)
Valley Shareholder Meeting	6.3
Valley Stock Option	1.5
Valley Stock Option Consideration	1.5
Valley Stock Plan	1.5
Voting Agreement	Recitals
Voting Debt	3.2(a)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2013 (this “Agreement”), by and between Heritage Financial Corporation, a Washington corporation (“Heritage”), and Valley Community Bancshares, Inc., a Washington corporation (“Valley”, and together with Heritage, the “Parties”).

RECITALS

A. The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Valley will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, Heritage (the “Merger”), with Heritage as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. As a condition to the willingness of Heritage to enter into this Agreement, all of the directors and executive officers of Valley and Valley Bank and certain other shareholders who currently own more than ten percent (10%) of the outstanding shares of common stock of Valley have agreed to enter into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Heritage, pursuant to which each such director, executive officer, and other shareholder has agreed, among other things, to vote all of the Valley Common Stock owned by such Person (as defined in Section 3.2(c)) in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement.

C. As a condition to the willingness of Heritage to enter into this Agreement, all of the directors of Valley and Valley Bank have entered into non-compete and non-solicitation agreements (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Heritage.

D. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).

E. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act, at the Effective Time, Valley shall merge with and into Heritage. Heritage shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Valley shall cease.

(b) Subject to the consent of Valley, which shall not be unreasonably withheld or delayed, Heritage may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Heritage with Valley) if and to the extent requested by Heritage; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Valley, (ii) adversely affect the tax consequences of the Merger to the shareholders of Valley or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and Heritage shall cause to be filed with the Secretary of State of the State of Washington (the “Secretary of State”), articles of merger and a short form plan of merger as provided in the Washington Business Corporation Act (collectively the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the Washington Business Corporation Act.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Valley, Heritage or the holders of any of the following securities:

(a) Each share of common stock, no par value, of Heritage (“Heritage Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d) and 1.4(e), each share of common stock, $1.00 par value, of Valley (“Valley Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and any Dissenting Shares (as defined Section 1.4(e)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 1.3611 (the “Exchange Ratio”) shares of Heritage Common Stock and $19.50 in cash, subject to adjustment as set forth immediately below (the “Merger Consideration”). If the Heritage Average Closing Price (as defined herein) is equal to or greater than $17.19, then the Exchange Ratio shall be adjusted and determined by dividing $23.3973 by the Heritage Average Closing Price. For example, if the Heritage Average Closing Price is $18.00, then the Exchange Ratio shall be 1.3000. If the Heritage Average Closing Price is less than $11.46 and Heritage does not elect its right of termination pursuant to Section 8.1(h), then the Merger Consideration shall be equal to $35.10 in both cash and Heritage Common Stock (with the cash portion being not less than $19.50 and with the Exchange Ratio for the stock portion being not less than 1.3611 based on the Heritage Average Closing Price; provided in no event will the stock portion be less than the amount necessary to obtain the tax opinions contemplated by Section 7.3(c) hereof). The adjustments set forth in the previous two sentences do not take into account any adjustment pursuant to Section 1.4(d), and therefore, are subject to any appropriate adjustment to the Exchange Ratio set forth therein. “Heritage Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of Heritage Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) for the twenty (20) trading days starting on the 25th day before the Closing Date. All of the shares of Valley Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Valley Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Valley Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Valley Common Stock become entitled in accordance with Section 2.3(c).

(c) All shares of Valley Common Stock that are owned by Valley or Heritage (other than shares of Valley Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Valley Common Stock held, directly or indirectly, by Valley or Heritage in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Heritage or other consideration shall be delivered in exchange therefore (any such shares, the “Cancelled Shares”).

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Heritage Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Valley Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.

(e) Notwithstanding anything in this Agreement to the contrary, shares of Valley Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Sections 23B.13.200 through 23B.13.280 of the Washington Business Corporation Act shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Sections 23B.13.200 through 23B.13.280 of the Washington Business Corporation Act (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the Washington Business Corporation Act and this Section 1.4(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Valley Common Stock under the Washington Business Corporation Act. If any shareholder dissenting pursuant to the Washington Business Corporation Act and this Section 1.4(e) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Valley Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Valley Common Stock, in accordance with Section 1.4(b), without any interest thereon. Valley shall give Heritage (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Valley Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the Washington Business Corporation Act and received by Valley relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the Washington Business Corporation Act. Valley shall not, except with the prior written consent of Heritage, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Valley Common Stock for which dissenters’ rights have been perfected shall be returned to Heritage upon demand.

1.5 Stock Options. As of or immediately prior to the Effective Time, all rights with respect to each share of Valley Common Stock issuable pursuant to the exercise of stock options (each a “Valley Stock Option”) granted or awarded pursuant to the Valley 1998 Employee Stock Option Plan (the “Valley Stock Plan”), or otherwise, which is then exercisable shall be cancelled by Valley in exchange for a cash payment by Valley equal to the positive difference between (i) the Merger Consideration and (ii) the option exercise price (the “Valley Stock Option Consideration”).

In exchange for the Valley Stock Option Consideration, Valley shall cause each holder of a Valley Stock Option to execute an option cancellation and release agreement in form and substance reasonably acceptable to Heritage (each a “Cancellation Agreement”). Valley shall cause to be taken the action contemplated by Section 6(l) of the Valley Stock Plan or otherwise to cause all unexercised options (other than those to be cashed out for the Valley Stock Option Consideration pursuant to this Section 1.5 and properly executed Cancellation Agreements) to be terminated as of the Closing Date.

1.6 Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Heritage in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Heritage, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7 Directors and Officers. Subject to applicable law, and Heritage’s corporate governance process for new directors, the directors of Heritage immediately prior to the Effective Time, together with one existing director of Valley mutually agreed upon by the Boards of Directors of the Parties (the “Valley Designated Director”), shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, Heritage shall cause the Valley Designated Director to be added to the Board of Directors of Heritage as of the Effective Time. The officers of Heritage immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. After the Effective Time, Heritage intends to merge Valley Bank, a Washington-chartered commercial bank and wholly owned first-tier Subsidiary of Valley, with and into Heritage Bank, a Washington-chartered commercial bank and wholly owned first-tier Subsidiary of Heritage (the “Bank Merger”) in accordance with the provisions of applicable banking laws and regulations, and Heritage Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of Valley Bank and Heritage Bank, respectively, to approve a separate plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Heritage shall appoint an unrelated bank or trust company reasonably acceptable to Valley, or Heritage’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Heritage shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Heritage Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Valley Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Valley Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor in respect of the shares of Valley Common Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Heritage Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Heritage Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Heritage Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Heritage Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Heritage Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Valley Common Stock that is not registered in the stock transfer records of Valley, the Merger Consideration and any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Valley Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.2(j)) required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Heritage that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Heritage) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Heritage Common Stock otherwise payable pursuant to this Agreement to any holder of Valley Common Stock such amounts as the Exchange Agent or Heritage, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Heritage, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Valley Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Heritage, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Valley of the shares of Valley Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Valley Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Heritage Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Heritage Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Heritage. In lieu of the issuance of any such fractional share, Heritage shall pay to each former shareholder of Valley who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Heritage Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Valley Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Heritage Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Valley at the expiration of six (6) months after the Effective Time shall be paid to Heritage. In such event, any former shareholders of Valley who have not theretofore complied with this Article II shall thereafter look only to Heritage with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Heritage Common Stock deliverable in respect of each share of Valley Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Heritage, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Valley Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, is required by Heritage or the Exchange Agent, the posting by such Person of a bond in such amount as Heritage may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VALLEY

Except as (i) Previously Disclosed (as defined in Section 9.1) or (ii) disclosed in the Valley Financial Statements (as defined in Section 3.6(a)) as of December 31, 2012 (but excluding any disclosure included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Valley hereby represents and warrants to Heritage as follows:

3.1 Organization, Standing and Power.

(a) Each of Valley and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 3.7(a)) on Valley.

(b) Valley has previously made available to Heritage true and complete copies of Valley’s articles of incorporation (the “Valley Charter”) and bylaws (the “Valley Bylaws”) and the articles of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended or restated to the date of this Agreement and as in full force and effect. Neither Valley nor any of its Subsidiaries is in violation of any provision of the Valley Charter or Valley Bylaws or such articles of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of Valley consists of 5,000,000 shares of Valley Common Stock of which, as of the date hereof, 1,126,613 shares of Valley Common Stock were issued and outstanding. As of the date hereof, Valley held no shares of Valley Common Stock in its treasury. As of the date hereof, there were 8,500 shares of Valley Common Stock reserved for issuance under the Valley Stock Plan, and 8,750 shares reserved for issuance [pursuant to non-qualified stock option agreements]. All of the issued and outstanding shares of Valley Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Valley may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Valley does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Valley Common Stock, Voting Debt or any other equity securities of Valley or any securities representing the right to purchase or otherwise receive any shares of Valley Common Stock, Voting Debt or other equity securities of Valley. There are no contractual obligations of Valley or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Valley or any equity security of Valley or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Valley or its Subsidiaries or (ii) pursuant to which Valley or any of its Subsidiaries is or could be required to register shares of its capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than Rights to acquire 17,250 shares of Valley Common Stock pursuant to Valley Stock Options [and non-qualified stock options] outstanding as of the date hereof, no other equity-based awards are outstanding. The name of each holder of a Valley Stock Option, together with the date of each option grant, the number of shares subject to each such stock option, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option, the vesting date(s) of unvested stock options, and the expiration dates of such stock options, are Previously Disclosed.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Valley are owned by Valley, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable, except in the case of Valley Bank, and free of preemptive rights. No Significant Subsidiary of Valley has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Neither Valley nor any of its Subsidiaries, except as disclosed in Disclosure Schedule 3.2(c), owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”), other than readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of Seattle (“FHLB”), and a 50% equity interest in HMST ENTERPRISES, a State of Washington General Partnership (the “Partnership”).

(d) Valley does not have a dividend reinvestment plan or any shareholders rights plan.

3.3 Authority; No Violation.

(a) Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valley. As of the date of this Agreement, the Board of Directors of Valley has determined that this Agreement is advisable and in the best interests of Valley and its shareholders and has directed that this Agreement be submitted to the shareholders of Valley for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of two thirds (2/3rds) of the outstanding shares of Valley Common Stock at a meeting called therefor (the “Valley Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Valley and (assuming due authorization, execution and delivery by Heritage) constitutes the valid and binding obligations of Valley, enforceable against Valley in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Valley or the Bank Plan of Merger by Valley Bank nor the consummation by Valley of the transactions contemplated in this Agreement or by Valley Bank of the transactions in the Bank Plan of Merger, nor compliance by Valley or Valley Bank with any of the terms or provisions of this Agreement or the Bank Plan of Merger, will (i) assuming that the Valley Shareholder Approval is duly obtained or given, violate any provision of the Valley Charter or Valley Bylaws or the organizational documents of Valley Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Valley, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Valley or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Valley or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Valley or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Washington Department of Financial Institutions (the “Department”), the Federal Deposit Insurance Corporation (the “FDIC”), other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) in which the proxy statement relating to the meeting of Valley’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of any required documents with the Department and the FDIC to cause the Bank Merger to become effective, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Heritage Common Stock pursuant to this Agreement and approval of listing of such Heritage Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Valley or any of its Subsidiaries of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the change in control of any non-bank Subsidiary of Valley. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Valley of this Agreement.

3.5 Reports.

(a) Valley and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.

(b) Neither Valley nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2004 and prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Valley to its shareholders, in connection with annual or special meetings of shareholder or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Valley and its Subsidiaries as of December 31, 2012 and 2011 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Valley and its Subsidiaries for each of the three years ended December 31, 2012, 2011 and 2010 (collectively, the “Valley Financial Statements”) have been previously made available to Heritage. The Valley Financial Statements have been prepared in accordance with GAAP (including the related notes) and fairly present the consolidated financial position, results of operations and cash flows of Valley and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The financial and accounting books and records of Valley and its Subsidiaries have been maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Valley Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2008, through the Closing Date (the “Valley Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c) At the date of each balance sheet included in the Valley Financial Statements or the Valley Bank Call Reports, Valley on a consolidated basis or Valley Bank, as applicable, had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Valley Financial Statements or Valley Bank Call Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and were incurred in the ordinary course of business consistent with past practice.

(d) The records, systems, controls, data and information of Valley and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Valley or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Valley’s (or any Valley Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2008, (i) neither Valley nor, to the knowledge of Valley, any director, officer, employee, auditor, accountant or representative of Valley or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Valley or any of its Subsidiaries, or other Person, whether or not employed by Valley or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Valley or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Valley or any of its Subsidiaries or any committee thereof or to any director or officer of Valley or any of its Subsidiaries.

3.7 Absence of Changes. Since December 31, 2012, (a) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valley and (b) Valley and its Subsidiaries have operated and conducted their businesses solely in the ordinary course of businesses consistent with past practices. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Heritage or Valley, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (E) failure to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) any adjustments pursuant to U.S. Financial Accounting Standards 115 or (I) actions or omissions taken with the prior written consent of the other party or expressly required or permitted by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.8 Compliance with Applicable Law.

(a) Valley and each of its Subsidiaries are and, at all times since December 31, 2008, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Valley is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Valley and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2008 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Valley’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Valley is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Valley Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Valley, threatened. For the purposes of this Agreement, use of the phrase “to the knowledge” of Valley or Heritage, as applicable, or reference to the knowledge or awareness of Valley or Heritage, as applicable, means the actual knowledge of, or information that should have been reasonably known by, an executive officer of such party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who should likely have knowledge of such facts, events or circumstances.

(b) Since December 31, 2008, neither Valley nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Valley or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Valley Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Valley, neither Valley nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Valley nor any of its Subsidiaries is party to or subject to any Valley Regulatory Agreement.

(c) Since December 31, 2008, neither Valley nor any of its Subsidiaries has been (i) in default or violation of, (ii) under investigation with respect to, or (iii) threatened to be charged with or given notice of any violation of, any law, other than non-material violations that have been discharged or remedied.

(d) Neither Valley nor any of its Subsidiaries (nor, to the knowledge of Valley, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except as disclosed in Disclosure Schedule 3.9, neither Valley nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Valley Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Valley or any of its Subsidiaries may conduct its business, (B) that obligates Valley or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Valley or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of Heritage or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of ten thousand dollars ($10,000) or more, or (y) aggregate payments of twenty-five thousand dollars ($25,000) or more, other than contracts that can be terminated by Valley or a Valley Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Valley nor any of its Subsidiaries, and, to Valley’s knowledge, any counterparty or counterparties, is in breach of any Valley Material Contract.

3.10 State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Valley has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law applicable to Valley or any of its Subsidiaries.

3.11 Valley Benefit Plans.

(a) With respect to each Valley Benefit Plan (as defined in Section 6.5(g)), Valley has provided to Heritage a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Valley Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Valley Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (or a description of any oral communications) by Valley and its Subsidiaries to any current or former employee or director of Valley or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Valley Benefit Plan; (iv) all material communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Valley Benefit Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)(i) Each Valley Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws; (ii) each Valley Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Valley, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Valley Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Valley Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section

4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Valley Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Valley or any of its Subsidiaries with respect to any Valley Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any Valley Benefit Plan; (iv) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Valley or any of its Subsidiaries; (v) except as expressly contemplated by this Agreement, there is no present intention by Valley that any Valley Benefit Plan be amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Valley or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Valley Benefit Plan at any time within the twelve months immediately following the date hereof ; (vi) Valley and its Subsidiaries have not incurred any current or projected liability under any Valley Benefit Plan (or any other plan or arrangement to which Valley or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Valley or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (vii) each of the Valley Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (viii) there is no unfunded (unaccrued) cost or unamortized cost related to past service or otherwise under any Valley Benefit Plan; (ix) no Valley Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Valley Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each Valley Benefit Plan have been properly accrued and reflected in the Valley Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) Neither Valley nor any of its Subsidiaries (nor any ERISA Affiliate) has ever maintained, sponsored or contributed to a plan subject to Title IV of ERISA. Neither Valley nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Valley or Heritage, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(d) With respect to any Valley Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Valley, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Valley, threatened, and (iv) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Valley Benefit Plan or any fiduciary thereof (other than rules of general applicability). None of the assets of Valley, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.

(e) Except as disclosed in Disclosure Schedule 3.11(e), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Valley or any of its Subsidiaries from Valley or any of its Subsidiaries under any Valley Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Valley Benefit Plan, (iii) any acceleration of the time of payment or vesting of an such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Valley or any of its Subsidiaries to (A) amend, merge or terminate any Valley Benefit Plan or related trust or (B) receive a reversion of assets from any Valley Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Valley or any of its Subsidiaries, or (vii) any payments under any of the Valley Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Valley nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Valley Benefit Plan or resulted, or will result, in any limitation on the right of Valley or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Valley Benefit Plan or related trust.

(f) Each Valley Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS. The determination of “fair market value” for grants and awards under the Valley Stock Plan have at all relevant times complied with Section 409A of the Code and the applicable regulations and guidance thereunder.

3.12 Approvals. As of the date of this Agreement, Valley knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Valley has received the opinion of McAdams Wright Ragen, Inc. to the effect that, as of March 11, 2013, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Valley Common Stock.

3.14 Valley Information. The information relating to Valley and its Subsidiaries that is provided by Valley or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Valley and its Subsidiaries and other portions within the control of Valley and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the knowledge of Valley, threatened against or affecting Valley or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Valley or any of its Subsidiaries in such individual’s capacity as such, other than Actions that individually involve a monetary claim not in excess of twenty-five thousand dollars ($25,000). Neither Valley nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Valley or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Valley, threat thereof, by or with respect to any employees of Valley or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption in the previous three years. To the knowledge of Valley, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Valley or any of its Subsidiaries. Valley and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Valley or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Valley or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Valley, threatened with respect to Valley or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Valley nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Valley, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Valley or any of its Subsidiaries and, to the knowledge of Valley, no such investigation is in progress.

3.17 Environmental Matters.

(a)(i) Neither Valley’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Valley or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2008, neither Valley nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Valley or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Valley or any of its Subsidiaries or as a result of any operations or activities of Valley or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Valley or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of Valley, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Valley or any of its Subsidiaries under any Environmental Law; and (v) neither Valley, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Valley’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Valley or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Valley or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained in accordance with the relevant notes or other credit or security documents, Valley’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Valley or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected with the priority set forth in the loan file and (iii) to the knowledge of Valley, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by Valley or any of its Subsidiaries, Valley has provided or made available to Heritage in connection with the transactions contemplated hereby (a true and correct copy of the materials in which as of the date of this Agreement will be provided promptly after the execution of this Agreement) the following: (i) all loans (including loan participations) that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance of one million dollars ($1,000,000) or more, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twenty-four months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Valley, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past twelve months, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Valley Financial Statements was adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Valley and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Valley nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. To the knowledge of Valley, none of the Intellectual Property used by Valley or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending, or to the knowledge of Valley, threatened, which challenges the rights of Valley or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Valley or any of its Subsidiaries, on the one hand, and any (1) officer or director of Valley or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Valley, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) other affiliate of Valley, on the other hand, except those of a type available to non-affiliates of Valley generally, and compensation and/or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) Valley has provided to Heritage a list of all of its Derivative Transactions. All Derivative Transactions, whether entered into for Valley’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Valley or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Valley nor its Subsidiaries, nor to Valley’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Fiduciary Business. Each of Valley and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.23 Taxes.

(a) All income and other Tax Returns required to have been filed by or with respect to Valley or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Valley or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Valley Financial Statements or will be established in financial statements of Valley to be provided to Heritage after the date hereof pursuant to this Agreement. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Valley or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Valley or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Valley or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Valley or its Subsidiaries (or any other corporation merged into or consolidated with Valley or any of its Subsidiaries) have been properly accrued on the financial books and records of Valley and its Subsidiaries in accordance with GAAP. None of Valley or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Valley and its Subsidiaries).

(b) Valley and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Valley and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Valley, threatened in writing against or with respect to Valley or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Valley is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Neither Valley nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Valley or any of its Subsidiaries.

(g) To the knowledge of Valley, neither Valley nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.

(h) Neither Valley nor any of its Subsidiaries (A) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is Valley or a Valley Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than Valley and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. Valley Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Valley has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Valley and each of its Subsidiaries are presently insured for reasonable amounts (and in accordance with all contractual and legal requirements) with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the policies, bonds and other arrangements providing for the foregoing (the “Valley Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by Valley or any of its Subsidiaries under any of the Valley Insurance Policies or to the knowledge of Valley, by any other party to the Valley Insurance Policies. Neither Valley nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Valley Insurance Policy nor, to the knowledge of Valley, is the termination of any such policies threatened by the insurer, and there is no material claim for coverage by Valley or any of its Subsidiaries pending under any of such Valley Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Valley Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Valley and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in Valley Financial Statements and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Valley or any of its Subsidiaries. Any real property and facilities held under lease by Valley or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by Valley or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except as disclosed in Disclosure Schedule 3.27and except for pledges to secure public and trust deposits in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the Valley Financial Statements and none of the investment securities since acquired by Valley or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Valley or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

3.28 Books and Records. The corporate and stock (ownership) record books of Valley and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the boards of directors and shareholders (owners) of Valley and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29 Indemnification. To the knowledge of Valley, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Valley or any of its Subsidiaries has occurred which would give rise to a material claim by any such individual for indemnification from Valley or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Valley nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to McAdams Wright Ragen, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Heritage.

3.31 Representations Not Misleading. No representation or warranty by Valley in this Agreement, or in any document furnished to Heritage or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HERITAGE

Except as (i) Previously Disclosed or (ii) disclosed in any Heritage SEC Reports or other publicly available document filed with or furnished by Heritage to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Heritage hereby represents and warrants to Valley as follows:

4.1 Organization, Standing and Power.

(a) Each of Heritage and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Heritage.

(b) Heritage has previously made available to Valley true and complete copies of Heritage’s articles of incorporation (the “Heritage Charter”) and bylaws (the “Heritage Bylaws”), in each case as amended or restated to the date of this Agreement and as in full force and effect. Neither Heritage nor any of its Subsidiaries is in violation of any provision of the Heritage Charter or Heritage Bylaws or such articles of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of Heritage consists of 50,000,000 shares of Heritage Common Stock of which, as of the date hereof, 15,147,289 shares were issued and outstanding, and 2,500,000 shares of preferred stock, no par value per share, none of which, on the date hereof, are issued and outstanding. All of the issued and outstanding shares of Heritage Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Heritage is issued and outstanding. As of the date hereof, Heritage did not have any shares of Heritage Common Stock in its treasury. Except for 183,938 shares of restricted Heritage Common Stock and outstanding options to acquire 265,661 shares of Heritage Common Stock at an average exercise price of $17.09 per share, as of the date hereof, Heritage does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Heritage Common Stock, Voting Debt of Heritage or any other equity securities of Heritage or any securities representing the right to purchase or otherwise receive any shares of Heritage Common Stock, Voting Debt of Heritage or other equity securities of Heritage. The shares of Heritage Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Heritage are owned by Heritage, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable, except for Heritage’s financial institution Subsidiaries, and free of preemptive rights. No Significant Subsidiary of Heritage has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Heritage has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of Heritage has determined that this Agreement is advisable and in the best interests of Heritage and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Heritage and no other corporate action is necessary on the part of Heritage. This Agreement has been duly and validly executed and delivered by Heritage and (assuming due authorization, execution and delivery by Heritage) constitutes the valid and binding obligations of Heritage, enforceable against Heritage in accordance with its terms subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Heritage or the Bank Plan of Merger by Heritage Bank, nor the consummation by Heritage of the transactions contemplated in this Agreement or by Heritage Bank of the transactions in the Bank Plan of Merger, nor compliance by Heritage or Heritage Bank with any of the terms or provisions of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Heritage Charter or the Heritage Bylaws or the organizational documents of Heritage Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Heritage, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on Heritage, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Heritage or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Heritage or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of any required documents with the Department and the FDIC to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the Nasdaq, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Heritage Common Stock pursuant to this Agreement and approval of listing of such Heritage Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Heritage or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Heritage of this Agreement.

4.5 Reports.

(a) Heritage and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 and prior to the date hereof with the Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Heritage pursuant to the Securities Act or the Exchange Act since December 31, 2008 and prior to the date of this Agreement (the “Heritage SEC Reports”) is publicly available. No such Heritage SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Heritage SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Heritage has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of Heritage and its Subsidiaries included (or incorporated by reference) in the Heritage SEC Reports (including the related notes, where applicable) for the two (2) year period ended on December 31, 2012 (i) have been prepared from, and are in accordance with, the books and records of Heritage and its Subsidiaries; (ii) fairly present the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Heritage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Heritage and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of Heritage and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Heritage or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Heritage’s (or any Heritage Subsidiary’s) system of internal accounting controls.

(c) Since December 31, 2008, (i) neither Heritage nor, to the knowledge of Heritage, any director, officer, employee, auditor, accountant or representative of Heritage or Heritage Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Heritage or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Heritage or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Heritage or any of its Subsidiaries, or other Person, whether or not employed by Heritage or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Heritage or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Heritage or any of its Subsidiaries or any committee thereof or to any director or officer of Heritage or any of its Subsidiaries.

4.7 Absence of Changes. Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage.

4.8 Compliance with Applicable Law.

(a) Heritage and each of its Subsidiaries are and, at all times since December 31, 2008, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties and assets. Heritage and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2008, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Heritage’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Heritage is duly registered with the FRB as a bank holding company under the BHC Act. The deposit accounts of Heritage Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance are pending or, to the knowledge of Heritage, threatened.

(b) Since December 31, 2008, neither Heritage nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Heritage or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Heritage Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Heritage, neither Heritage nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Heritage nor any of its Subsidiaries is party to or subject to any Heritage Regulatory Agreement.

(c) Since December 31, 2008, neither Heritage nor any of its Subsidiaries has been (i) in default or violation of, (ii) under investigation with respect to, or (iii) threatened to be charged with or given notice of any violation of, any law, other than non-material violations that have been discharged or remedied.

(d) Neither Heritage nor any of its Subsidiaries (nor, to the knowledge of Heritage, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.9 Material Contracts; Defaults. Neither Heritage nor any of its Subsidiaries is a party to any agreement or amendment thereto that would be required to be, and has not been, filed as an exhibit to any Heritage SEC Report filed by Heritage with the SEC as of the date of this Agreement. Neither Heritage nor any of its Subsidiaries, and to Heritage’s knowledge, any counterparty or counterparties, is in breach of any such agreement or amendment filed with the SEC.

4.10 State Takeover Laws. This Agreement and the transactions contemplated hereby are exempt from any of the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law applicable to Heritage or any of its Subsidiaries.

4.11 Heritage Benefit Plans.

(a) (i) Each Heritage Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws; (ii) each Heritage Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Heritage, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Heritage Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under EPCRS or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Heritage Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Heritage Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Heritage or any of its Subsidiaries with respect to any Heritage Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any Heritage Benefit Plan; (iv) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Heritage or any of its Subsidiaries; and (v) all contributions required to have been made under the terms of any Heritage Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each Heritage Benefit Plan have been properly accrued and reflected in the Heritage Financial Statements.

(b) Neither Heritage nor any of its Subsidiaries (nor any ERISA Affiliate) has ever maintained, sponsored, or contributed to a plan subject to Title IV of ERISA.

(c) Neither Heritage nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA).

(d) With respect to any Heritage Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Heritage, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor , the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Heritage, threatened, and (iv) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Heritage Benefit Plan or any fiduciary thereof (other than rules of general applicability). None of the assets of Heritage, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Heritage or any of its Subsidiaries from Heritage or any of its Subsidiaries under any Heritage Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Heritage Benefit Plan, (iii) any acceleration of the time of payment or vesting of an such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Heritage or any of its Subsidiaries to (A) amend, merge or terminate any Heritage Benefit Plan or related trust or (B) receive a reversion of assets from any Heritage Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Heritage or any of its Subsidiaries, or (vii) any payments under any of the Heritage Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code.

(f) Each Heritage Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(g) For purposes of this Agreement, “Heritage Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, pension, profit-sharing, employee stock ownership, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether form or informal, for the benefit of any employee, former employee, director or former director of Heritage or any of its Subsidiaries entered into, maintained or contributed to by Heritage or any of its Subsidiaries or to which Heritage or any of its Subsidiaries is obligated to contribute, or with respect to which Heritage or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Heritage or any of its Subsidiaries or to any beneficiary or dependant thereof.

4.12 Approvals. As of the date of this Agreement, Heritage knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13 Heritage Information. The information relating to Heritage and its Subsidiaries that is provided by Heritage or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Heritage and its Subsidiaries and other portions within the reasonable control of Heritage and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.14 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Heritage, threatened against or affecting Heritage or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Heritage or any of its Subsidiaries in such individual’s capacity as such, other than Actions that individually involve a monetary claim not in excess of one hundred thousand dollars ($100,000). Neither Heritage nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

4.15 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Heritage or any of its Subsidiaries. There is no labor dispute, strike, work stoppage, lockout or work related disruption, or, to the knowledge of Heritage, threat thereof, by or with respect to any employees of Heritage or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of Heritage, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Heritage or any of its Subsidiaries. Heritage and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Heritage or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Heritage or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Heritage, threatened with respect to Heritage or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Heritage nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Heritage, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Heritage or any of its Subsidiaries and, to the knowledge of Heritage, no such investigation is in progress.

4.16 Environmental Matters. (a) Neither Heritage’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (b) there has been no release of any Hazardous Substance by Heritage or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (c) since December 31, 2008, neither Heritage nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Heritage or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (d) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Heritage or any of its Subsidiaries or as a result of any operations or activities of Heritage or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Heritage or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of Heritage, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Heritage or any of its Subsidiaries under any Environmental Law; and (e) neither Heritage, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Heritage’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

4.17 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Heritage or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Heritage or any of its Subsidiaries (including loans held for resale to investors but excluding loans acquired from the FDIC in failed bank transactions) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Heritage’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Heritage or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (other than loans acquired from the FDIC in failed bank transactions) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of Heritage, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

4.18 Intellectual Property. Heritage and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Heritage nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. To the knowledge of Heritage, none of the Intellectual Property used by Heritage or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending, or to the knowledge of Heritage, threatened, which challenges the rights of Heritage or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

4.19 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Heritage or any of its Subsidiaries, on the one hand, and any (1) officer or director of Heritage or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Heritage, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of Heritage, on the other hand, except those of a type available to non-affiliates of Heritage generally, and compensation and/or benefit arrangements with officers and directors.

4.20 Derivative Instruments and Transactions. Heritage has provided to Valley a list of all of its Derivative Transactions. All Derivative Transactions, whether entered into for Heritage’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (a) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (b) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Heritage or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Heritage nor its Subsidiaries, nor to Heritage’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.21 Fiduciary Business. Each of Heritage and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

4.22 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to Heritage or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Heritage or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been (or will be relating to the period after December 31, 2012) established in financial statements of Heritage included in the Heritage SEC Reports or in those filed after the date hereof. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Heritage or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Heritage or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Heritage or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Heritage or its Subsidiaries (or any other corporation merged into or consolidated with Heritage or any of its Subsidiaries) have been, in all material respects, properly accrued on the financial books and records of Heritage and its Subsidiaries in accordance with GAAP. None of Heritage or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Heritage and its Subsidiaries).

(b) Heritage and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so paid over under applicable laws. Heritage and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Heritage, threatened in writing against or with respect to Heritage or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d) Heritage is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) To the knowledge of Heritage, neither Heritage nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.

(f) Neither Heritage nor any of its Subsidiaries (A) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is Heritage or a Heritage Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than Heritage and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

4.23 Community Reinvestment Act Compliance. Heritage Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Heritage has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

4.24 Title. Heritage and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in Heritage financial statements included in the Heritage SEC Reports and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Heritage or any of its Subsidiaries. Any real property and facilities held under lease by Heritage or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by Heritage or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

4.25 Representations Not Misleading. No representation or warranty by Heritage in this Agreement, or in any document furnished to Valley or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Valley Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Heritage, during the period from the date of this Agreement to the Effective Time, Valley shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Valley or Heritage or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Valley Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, or as required by applicable law or a Governmental Entity, Valley shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Heritage (which shall not be unreasonably withheld or delayed with respect to subsections (g), (m), (n) and (r)), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Valley Stock Options outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Valley or to another wholly owned Subsidiary of Valley); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d) Compensation; Employment, Etc. Except as disclosed in Disclosure Schedule 5.2(d), (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Valley or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice and (D) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than fifteen thousand dollars ($15,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e) Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Valley Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property; or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Heritage or Heritage Bank a first right of refusal to acquire such loan or participation); or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any Valley Material Contract or amend or modify in any material respect or renew any existing Valley Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Valley or any of its Subsidiaries under any insurance policy maintained by Valley or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Valley and its Subsidiaries, taken as a whole.

(n) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Valley nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o) Deposit Taking and Other Bank Activities. In the case of Valley Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than three (3) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; or (ii) enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any unsecured loan or extension of credit in excess of one hundred thousand dollars ($100,000), any secured loan or extension of credit in excess of seven hundred and fifty thousand dollars ($750,000) or any new loan to a new borrower in excess of five hundred thousand ($500,000) shall require the prior written approval of the Chief Credit Officer of Heritage Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual.

(s) Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Valley’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (iii) any of the conditions set forth in Article VII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

(u) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(w) Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed one thousand dollars ($1,000) individually, and ten thousand dollars ($10,000) in the aggregate.

(x) New Lines of Business. Develop, market or implement any new line of business.

(y) Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(z) Performance of Obligations. Take any action that is likely to materially impair Valley’s ability to perform any of its obligations under this Agreement or Valley Bank to perform any of its obligations under the Bank Plan of Merger.

(aa) Commitments. Agree or commit to do any of the foregoing.

5.3 Heritage Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Valley, during the period from the date of this Agreement to the Effective Time, Heritage shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Valley or Heritage or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 Heritage Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Valley during the period from the date of this Agreement to the Effective Time, Heritage shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the Heritage Charter or Heritage Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Valley or any of its Subsidiaries.

(b) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Heritage’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (iii) any of the conditions set forth in Article VII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

(c) Performance Obligations. Take any action that is likely to materially impair Heritage’s ability to perform any of its obligations under this Agreement or Heritage Bank to perform any of its obligations under the Bank Plan of Merger.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable following the date of this Agreement, Heritage shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Heritage and Valley, will be included. Each of Heritage and Valley shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the S-4 or any related matters. Each of Valley and Heritage shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Valley shall thereafter mail or deliver the Proxy Statement to its shareholders. Heritage shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Valley shall furnish all information concerning Valley and the holders of Valley Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Valley or Heritage, or any of their respective affiliates, directors or officers, should be discovered by Valley or Heritage that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Valley’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Valley and Heritage shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Heritage and Valley shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Heritage Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Valley and Heritage, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Subject to the terms and conditions set forth in this Agreement, Heritage and Valley shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Valley (in the case of Heritage) or Heritage (in the case of Valley) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Heritage shall, and shall cause Heritage Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the Department, the FDIC and under the HSR Act within forty-five (45) days after the date hereof. Valley and Heritage shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Valley or Heritage, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d) Each of Heritage and Valley shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the

Form S-4 or any other statement, filing, notice or application made by or on behalf of Heritage, Valley or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) Each of Heritage and Valley shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.2(e)) will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(e)).

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Valley and Heritage shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. Valley shall also provide the officers of Heritage and/or Heritage Bank with access to the lending personnel of Valley Bank relating to post-Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither Valley nor Heritage, nor any of their Subsidiaries, shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (ii) relating to its board’s, officers’, employees, agents, investment bankers, or financial advisers consideration or deliberation of the transactions contemplated hereby or, in the case of Valley, except as expressly required herein, an Acquisition Proposal. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of part (i) of the preceding sentence apply.

(b) Valley shall permit, and shall cause its Subsidiaries to permit, Heritage and/or an environmental consulting firm selected by Heritage, at the sole expense of Heritage, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Valley or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Heritage’s sole expense), Heritage shall indemnify Valley and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Valley shall, upon the request of Heritage, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Heritage regarding the financial condition, operations and business of Valley and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Valley will deliver to Heritage all reports filed by it or any of its Subsidiaries with any Government Entity subsequent to the date hereof including all financial and call reports filed with the FRB, the FDIC and the Department. Valley will also deliver to Heritage as soon as practicable all quarterly and annual financial statements of Valley and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2012. As soon as practicable after the end of each month, Valley will deliver to Heritage in electronic form (i) the monthly deposit and loan trial balances of Valley Bank, (ii) the monthly analysis of Valley Bank’s investment portfolio, (iii) monthly balance sheet and income statement of Valley and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.18(e)(iii) through (vii).

(d) The Chief Executive Officer and/or Chief Financial Officer of Heritage or Heritage Bank or either of their designees (not to exceed two (2) persons in the aggregate) shall be invited and entitled to attend all meetings of the Valley Board of Directors and the board of directors of Valley Bank (and loan and executive committee meetings); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Government Entity, or (C) discussions relating to matters which are otherwise reasonably deemed by the Valley Board of Directors to be confidential (together, “Valley Board Confidential Matters”). Board packages and notices shall be submitted by Valley and Valley Bank to the Chief Executive Officer of Heritage for distribution to Heritage’s designated attendees simultaneously with their submission to board members; provided information relating to Valley Board Confidential Matters may be excluded therefrom. The Chief Credit Officer of Heritage Bank or his designee shall be invited and entitled to attend all recurring credit related meetings of Valley Bank provided, however, such individual will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 20, 2012 (the “Confidentiality Agreement”).

(f) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Shareholder Meeting. Valley shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Washington and the Valley Charter and Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Valley Shareholder Meeting”) for the purpose of seeking the Valley Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Valley Shareholder Meeting to take place on a date that is within thirty (30) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the Valley Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Valley Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Valley shareholders approve this Agreement and the Merger (the “Valley Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Valley shall not be required to hold the Valley Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Valley Shareholder Meeting.

6.4 Nasdaq Listing. Heritage shall use its commercially reasonable best efforts to cause the shares of Heritage Common Stock to be issued to the holders of Valley Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, Heritage shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Valley and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Heritage or its Subsidiaries (other than Valley and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Heritage or its Subsidiaries; and (ii) until such time as Heritage shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Valley and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Valley and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Heritage Benefit Plans may commence at different times with respect to each Heritage Benefit Plan).

(b) To the extent that a Covered Employee becomes eligible to participate in a Heritage Benefit Plan, Heritage shall cause such Heritage Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Valley or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Valley Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Heritage Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Heritage or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Heritage or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Valley Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Valley Bank and each of its Chief Executive Officer and Chief Financial Officer have entered into an agreement terminating such individual’s Supplemental Retirement Benefit Agreement(s) and Executive Severance Agreement(s) with Valley Bank effective at the Effective Time (each a “Termination Agreement”) and providing for the cash payment to such individual immediately prior to the Effective Time of the amounts owing under such agreements in full satisfaction of all obligations of Valley Bank to such executives thereunder. A copy of each Termination Agreement is Previously Disclosed.

(d) Prior to the Effective Time, Valley shall take, and shall cause its Subsidiaries to take, all actions requested by Heritage that may be necessary or appropriate to (i) cause one or more Valley Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Valley Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Valley Benefit Plan for such period as may be requested by Heritage, or (iv) facilitate the merger of any Valley Benefit Plan into any employee benefit plan maintained by Heritage or a Heritage Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(e) shall be subject to Heritage’s reasonable prior review and approval, which shall not be unreasonably withheld.

(e) Heritage will determine, in its sole discretion, which of the Covered Employees it wishes to retain subsequent to the Closing Date as employees of Heritage. As to the Covered Employees:

(i) Covered Employees that are retained and become employees of Heritage subsequent to the Closing Date Time will be eligible to participate in the benefits as provided in Sections 6.5(a) and 6.5(b).

(ii) Covered Employees that are retained and become employees of Heritage during the transition after the Closing Date through the conversion of Valley’s systems and operations to Heritage’s will be eligible for the benefits as provided in Sections 6.5(a) and 6.5(b). In addition, such Covered Employees (other than Messrs. Brown and Riordan) will be paid by Heritage a severance payment equal to 20% of their base salary (from the Closing Date until their last day of employment) in a lump sum (net of taxes) as well as one week of severance for each year of service at Valley with a minimum payment of two weeks up to a maximum payment of six weeks, provided, however, to receive any such payment each such employee shall be required to execute and not revoke a Release.

(iii) Covered Employees that are not retained by Heritage after the Closing Date as employees of Heritage will be paid by Heritage a severance payment of one week of severance for each year of service at Valley with a minimum payment of two weeks of severance up to a maximum payment of six weeks and will not be eligible to participate in any benefits of Heritage provided, however, to receive any such payment each employee shall be required to execute and not revoke a Release. Part time Valley employees that are not retained by Heritage after the Closing Date as employees of Heritage are not entitled to severance.

(iv) No severance payment will be paid to any Valley Employee who is terminated for Just Cause or receives a severance payment pursuant to any severance agreement.

(f) Nothing in this Section 6.5 shall be construed to limit the right of Heritage or any of its Subsidiaries (including, following the Closing Date, any Valley Subsidiary) to amend or terminate any Valley Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Heritage or any of its Subsidiaries (including, following the Closing Date, any Valley Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(g) For purposes of this Agreement, “Valley Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, pension, profit-sharing, employee stock ownership, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Valley or any of its Subsidiaries entered into, maintained or contributed to by Valley or any of its Subsidiaries or to which Valley or any of its Subsidiaries is obligated to contribute, or with respect to which Valley or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Valley or any of its Subsidiaries or to any beneficiary or dependant thereof.

6.6 Officers’ and Directors’ Insurance; Indemnification.

(a) For at least six years from and after the Effective Time, Heritage shall maintain officers’ and directors’ liability insurance covering the Persons who are presently covered by Valley’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by Valley (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if Heritage is unable to maintain or obtain the insurance called for by this Section 6.6(a), Heritage shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request Valley to obtain such tail coverage at Valley’s expense prior to the Closing Date; provided, further, that officers and directors of Valley or its Subsidiaries may be required to make application and provide customary representations and warranties to Heritage’s insurance carrier for the purpose of obtaining such insurance.

(b) For a period of six years from and after the Effective Date, Heritage shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of Valley’s and its Subsidiaries’ officers, employees, directors and agents to the maximum extent permitted by any of the Valley Charter, Valley Bylaws, the governing documents of Valley’s applicable Significant Subsidiaries, and applicable law with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including the Merger, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Governmental Entities.

(c) In connection with the indemnification provided pursuant to Section 6.6(b), Heritage and/or an Heritage Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified Person or multiple indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Heritage and (ii) will cooperate in the defense of any such matter.

(d) This Section 6.6 shall survive the Effective Time, is intended to benefit each indemnified Person (each of whom shall be entitled to enforce this Section against Heritage), and shall be binding on all successors and assigns of Heritage.

(e) In the event Heritage or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Heritage assume the obligations set forth in this Section 6.6.

6.7 Exemption from Liability Under Section 16(b). The Board of Directors of Heritage or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Valley Insiders of Heritage Common Stock or other equity securities of Heritage pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Valley Insiders” means those officers and directors of Valley who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Heritage in conjunction with the Merger.

6.8 No Solicitation.

(a) Valley agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Valley Individuals”) not to, and will use its commercially reasonable best efforts to cause Valley and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Valley Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Valley Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Valley will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Heritage with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Valley Shareholder Approval, in the event Valley receives an unsolicited Acquisition Proposal and the Board of Directors of Valley determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Valley may, and may permit its Subsidiaries and the Valley Individuals and the Valley Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Valley than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Valley Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Valley determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Valley shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Heritage, the Valley Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Heritage the Valley Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Valley (including any committee thereof) may, at any time prior to obtaining the Valley Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Valley determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Valley may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Heritage at least four (4) business days, following Heritage’s initial receipt of written notice that the Board of Directors of Valley has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Heritage, the Board of Directors of Valley determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Valley will promptly (and in any event within two (2) business days) advise Heritage in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Heritage apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Valley or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Valley or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Valley concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.9 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Valley and Heritage shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10 Correction of Information. Each of Valley and Heritage shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11 Certain Policies. Prior to the Effective Time, to the extent permitted by law, Valley shall, and shall cause its Significant Subsidiaries to, consistent with GAAP and on a basis reasonably satisfactory to Heritage, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied prior to the Effective Time on a basis that is consistent with that of Heritage and its Significant Subsidiaries; provided, however, that Valley shall not be obligated to take any such action pursuant to this Section 6.11 unless and until (a) Heritage irrevocably acknowledges to Valley in writing that all conditions to its obligation to consummate the Merger have been satisfied; (b) Heritage irrevocably waives in writing any and all rights that it may have to terminate this Agreement; and (c) the Valley Shareholder Approval has been obtained.

6.12 System Integration. From and after the date hereof, Valley shall cause Valley Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Valley Bank’s data processing consultants and software providers to, cooperate and assist Valley Bank and Heritage Bank in connection with the planned electronic and systematic conversion of all applicable data of Valley Bank to the Heritage Bank system to occur after the Effective Time, including the training of Valley Bank employees without undue disruption to Valley Bank’s business, during normal business hours and at the expense of Heritage or Heritage Bank (not to include Valley Bank’s employee payroll).

6.13 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Valley shall cause the Chief Executive Officer and Chief Financial Officer of Valley Bank to assist and confer with the officers of Heritage Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Heritage Bank, as the resulting institution in the Bank Merger.

6.14 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).

(b) Heritage and Valley shall each use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinions set forth in Section 7.3(c).

(c) The Chief Financial Officer of each of Heritage and Valley shall execute and deliver to Silver, Freedman & Taff, L.L.P., special tax counsel for Heritage, and Keller Rohrback, L.L.P., special tax counsel for Valley, certificates substantially in the form agreed to by the Parties and such firms at such time or times as may reasonably be requested by such firms, including at the time the Form S-4 is filed with the SEC and the Effective Time, in connection with such special tax counsel’s respective delivery of its tax opinion pursuant to Section 7.3(c). Each of Heritage and Valley shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.14(c).

6.15 Delivery of Agreements. Valley shall cause the executed Voting Agreements, Non-Compete Agreements and Cancellation Agreements to be delivered to Heritage prior to or simultaneously with the execution and delivery of this Agreement.

6.16 Sale of Partnership Interest. Valley will use commercially reasonable efforts to sell its 50% interest in the Partnership for a cash purchase price and other terms and conditions approved in writing by Heritage with the closing of such sale to occur on or prior to the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Valley and Heritage, at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Valley Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of Heritage Common Stock to be issued in exchange for Valley Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Heritage. The obligation of Heritage to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Heritage, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Valley set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 3.2(a) and (b) (Capitalization), 3.7 (Absence of Changes), 3.14 (Valley Information), 3.30 (Broker’s Fees) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)	the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)	no other representation or warranty of Valley shall be deemed untrue or incorrect as of the Effective Time as a consequence of either (1) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Valley or any of its Subsidiaries or (2) Action taken by any Person or Governmental Entity after the date hereof (whether with or without the consent of Valley or any Valley Subsidiary), unless such event, circumstance, or Action, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Valley has had or would reasonably be expected to result in a Material Adverse Effect on Valley;

provided, further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Valley Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Heritage shall have received a certificate signed on behalf of Valley by the Chief Executive Officer or the Chief Financial Officer of Valley to the foregoing effect.

(b) Performance of Obligations of Valley. Valley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Heritage shall have received a certificate signed on behalf of Valley by the Chief Executive Officer or the Chief Financial Officer of Valley to such effect.

(c) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Valley Common Stock.

(d) Third Party Consents. Valley shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each Person who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation Previously Disclosed (or which was required to be Previously Disclosed) pursuant to Section 3.3(b).

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Heritage including any condition that would increase the minimum regulatory capital requirements of Heritage or Heritage Bank (an “Unduly Burdensome Condition”) and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.3 Conditions to Obligations of Valley. The obligation of Valley to effect the Merger is also subject to the satisfaction or waiver by Valley at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Heritage set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 4.7 (Absence of Changes), 4.13 (Heritage Information) and 4.25 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)	the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)	no other representation or warranty of Heritage shall be deemed untrue or incorrect as of the Effective Time as a consequence of either (1) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Heritage or any of its Subsidiaries or (2) Action taken by any Person or Governmental Entity after the date hereof (whether with or without the consent of Heritage or any Heritage Subsidiary), unless such event, circumstance, or Action, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Heritage has had or would reasonably be expected to result in a Material Adverse Effect on Heritage;

provided, further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.7 (Absence of Changes), 4.13 (Heritage Information) and 4.25 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Valley shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer or the Chief Financial Officer of Heritage to the foregoing effect.

(b) Performance of Obligations of Heritage. Heritage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Valley shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer or the Chief Financial Officer of Heritage to such effect.

(c) Tax Opinion. Valley shall have received an opinion of Keller Rohrback L.L.P. and a copy of the opinion of Silver, Freedman & Taff, L.L.P. rendered to Heritage, each dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and in the case of the opinion of Silver, Freedman & Taff, L.L.P., that the Bank Merger will not adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Keller Rohrback L.L.P. and Silver, Freedman & Taff, L.L.P. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of Heritage and Valley as referenced to in Section 6.14(c).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Valley Shareholder Approval:

(a) by mutual consent of Valley and Heritage in a written instrument authorized by the Boards of Directors of Valley and Heritage;

(b) by either Valley or Heritage, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such denial is attributable to the failure of such party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(c) by either Valley or Heritage, if the Merger shall not have been consummated on or before October 31, 2013 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Valley or Heritage (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Valley, in the case of a termination by Heritage, or Heritage, in the case of a termination by Valley, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Heritage if (i) the Board of Directors of Valley (or any committee thereof) shall have failed to make the Valley Board Recommendation or made a Change in Recommendation, or (ii) Valley shall have materially breached any of the provisions set forth in Section 6.8;

(f) by Valley prior to obtaining the Valley Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Valley has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);

(g) by either Valley or Heritage, if the provisions of Section 8.1(e) are not applicable and the shareholders of Valley fail to provide the Valley Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or

(h) by Heritage, if the Heritage Average Closing Price is less than $11.46.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Valley or Heritage as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Valley, Heritage, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Valley, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Heritage, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Termination Fee.

(a) If this Agreement is terminated pursuant to Section 8.1(e) or (f), then Valley shall immediately following such termination, pay Heritage an amount equal to one million seven hundred sixty thousand ($1,760,000) in same-day funds (the “Termination Fee”).

(b) If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Valley or any of its Significant Subsidiaries either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Valley shall immediately pay Heritage the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c) The payment of the Termination Fee shall fully discharge Valley from any and all liability under this Agreement and related to the transactions contemplated herein, and Heritage shall not be entitled to any other relief or remedy against Valley. If the Termination Fee is not payable, Heritage may pursue any and all remedies available to it against Valley on account of a willful and material breach by Valley of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Heritage shall have the right to pursue any and all remedies available to it against Valley on account of the willful and material breach by Valley of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a). Valley may pursue any and all remedies available to it against Heritage on account of a willful and material breach by Heritage of any of the provisions of this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Valley; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Valley, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Heritage, to:

Heritage Financial Corporation

P.O. Box 1578

Olympia, Washington 98501

Attention: Brian L. Vance, Chief Executive Officer

Facsimile: (360) 705-9163

with a copy to:

Breyer & Associates PC

8180 Greensboro Drive

Suite 785

McLean, Virginia 22102

Attention: John F. Breyer, Jr.

Facsimile: (703) 883-2511

(b)	if to Valley, to:

Valley Community Bancshares, Inc.

1307 East Main

Puyallup, Washington 98372

Attention: David H. Brown, Chief Executive Officer

Facsimile: (253) 841-3069

with a copy to:

Keller Rohrback L.L.P.

1201 Third Avenue

Suite 3200

Seattle, Washington 98101

Attention: Glen Garrison

Facsimile: (206) 623-3384

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Publicity. Neither Valley nor Heritage shall, and neither Valley nor Heritage shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Heritage, in the case of a proposed announcement or statement by Valley, or Valley, in the case of a proposed announcement or statement by Heritage; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified Person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Valley, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

Heritage and Valley have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HERITAGE FINANCIAL CORPORATION

By:	/s/ Brian L. Vance
	Name:	Brian L. Vance
	Title:	President and Chief Executive Officer

VALLEY COMMUNITY BANCSHARES, INC.

By:	/s/ David H. Brown
	Name:	David H. Brown
	Title:	President and Chief Executive Officer

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